Filed pursuant to Rule 433
File No. 333-133956
FINAL PRICING TERMS — THE REPUBLIC OF TURKEY 6.75% NOTES DUE APRIL 3, 2018

ISSUER:	The Republic of Turkey

SECURITIES:	6.75% Notes due April 3, 2018

PRICING DATE:	September 26, 2007

ISSUE FORMAT:	Global (SEC Registered)

EXPECTED RATINGS:	Ba3 (stable) / BB — (stable) /BB — (stable)

ISSUE SIZE:	USD $1,250,000,000

PRICE TO PUBLIC:	USD 1,240,750,000 (99.26%)

TOTAL FEES:	0.10%

PROCEEDS TO ISSUER:	USD 1,239,500,000

YIELD TO MATURITY:	6.85% per annum

SPREAD TO US TREASURY:	221.6 bps

BENCHMARK US TREASURY:	UST 4.75% due August, 2017

INTEREST PAYMENT DATES:	April 3rd and October 3rd

EXPECTED LISTING:	Luxembourg Stock Exchange

LEAD-MANAGERS/BOOKRUNNERS:	Citigroup Global Markets Inc./ HSBC Bank plc

CUSIP NUMBER/ISIN NUMBER:	900123 BA7 / US900123BA75

SETTLEMENT:	Expected October 3, 2007, through the book-entry facilities of The Depository Trust Company
This communication is intended for the sole use of the person to whom it is provided by us.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling toll free at 1-866-811-8049.
The prospectus link is:
http://www.sec.gov/Archives/edgar/data/869687/000095012307013030/y39907e424b5.htm
You should not reply to this announcement. Any reply email communications, including those you generate using the “Reply” function on your email software will be ignored or rejected.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.